EXHIBIT 10.1

To:	Gannon Giguiere – CEO/COB – Eventure Interactive, Inc. (EVTI)

From:	HART PARTNERS

Date:	March 5, 2013

Subject:	Investor Relations Proposal

Eventure Interactive, Inc. (EVTI)

With over twenty (20) years combined experience assisting micro and small cap value/growth companies such as EVTI establish an identity in the equity marketplace commensurate with highly reputable, accredited exchange stocks, Hart Partners understands the opportunities and challenges unique to public companies with small trading volumes and limited sponsorship. Our strength lies in forging solid partnerships with our clients, collaborating with them to design strategic investor relations programs tailored to the company’s business fundamentals, industry dynamics, “Street” profile and capital market needs at each stage in its corporate life cycle.

As a client executes on its growth strategy, it is our responsibility to ensure that management is taking full advantage of appropriate opportunities while sustaining credibility through careful control of expectations and staying mindful of the pitfalls that may accompany rapid growth. We fulfill these responsibilities by providing expert advice grounded in our deep understanding of investor behavior and knowledge of investor disclosure rules and best practices, and by implementing comprehensive investor relations programs, encompassing strong content development and robust marketing activities. As your investor relations firm, Hart Partners will serve as an invaluable resource in guiding and protecting the company’s reputation with the “Street”; in augmenting the investor relations infrastructure; and in serving as a conduit between management and investment professionals, gathering candid feedback from investors to help management understand changes in the “Street’s” perceptions as the company performs and the growth story evolves.

In support of a comprehensive program, we offer the following program goals, which are designed to help EVTI establish and maintain an identity competitive with highly-regarded small-cap growth companies and achieve its valuation objectives.

OVERVIEW COMMENTS:

It is clear that while many strong corporate fundamentals exist (Management, Technology, Business Platform, market potential, etc.); investment fundamentals, investment messaging, and corporate messaging need augmentation and tailoring. In today's challenging operating environment no room for such extraneous issues exists, and as such, it should be the priority of each company, and their investors, to ensure that everything possible is done to encourage new investment and keep current investors. Therefore, it is clear EVTI will benefit from a broad approach in order to keep existing investors as well as obtain new ones. 1.) We recommend adherence to this proposal for maximum results. 2.) If for some reason it does not make sense for EVTI to adhere to the proposal as written, HART PARTNERS understands and will work enthusiastically to ensure the highest degree of success given the tools provided.

Two Greenbriar Court ♦ Holtsville, NY 11742 ♦ 516-317-8811 ♦ www.hartpartners.net

CHALLENGES/PROBLEMS = FUNDAMENTALS: (We’ll help turn these into selling points) (source: yahoofinance)

•	Valuation perception

•	New business model in social technology space – Social Calendaring

•	No revenue - development stage

•	Lack of verifiable business metrics, i.e. no QoQ Op. Ex, Cap Ex., Margins, etc. – development stage

•	Lack of operational metrics - development stage

•	Lack of verifiable investment metrics, i.e. ROE, ROA, P/E, Asset Velocity, etc. - development stage

•	No notable retail sponsorship or support

•	No notable analyst coverage nor strong institutional sponsorship/support

•	No formalized Investor Relations communications program

PRESCRIPTION:

•	Strong professional IR program to drive top line value by reinforcing: 1.) Funds, 2.) Brand, 3.) Intelligence, 4.) Customer

•	Strengthen & align corp./investor messaging internally and externally (consistency = success)

•	Identify/Codify whom has ultimate responsibility for excellence of Investor Relations

•	Clarify to stakeholders what the Investor Relations strategy is - why and how it creates value

•	Update messaging/positioning to the street at large

•	Update messaging/positioning to potential new investors (institutional/retail) about benefits of changes (how and why these changes are being made, and therefore, how and why marketability on a large scale will also change to address the marketplace)

•	Institutional road show – position building and capital raising

•	Retail road show - position building and capital raising

•	Initial retail IR – after-market support

•	Initial institutional IR – after-market support

•	Web/Mobile review, needs advisory, and initial set-up (website needs SEC update & assessment)

•	Social Media review, needs advisory and initial set-up (larger social presence needed, regular online footprint needs to increase via blogs and regular communication from company and IR counsel, advertising where possible)

Two Greenbriar Court ♦ Holtsville, NY 11742 ♦ 516-317-8811 ♦ www.hartpartners.net

SPECIFICS:

Formulate a communications platform that positions EVTI to be recognized as an emerging growth company at an inflection point in its corporate history.

•	Build a public company identity for EVTI as a fully reporting leading OTC-BB listed Technology company

•	Articulate the industry characteristics and favorable demand environment for company’s growth potential

•	Describe the company’s accelerated growth strategy and plans to achieve its financial objectives over the next three (3) year years; outline the action plan and key initiatives toward attaining stated goals

•	Accentuate EVTI competitive advantages and discuss any marquee customers

•	Emphasize management’s career credentials and accomplishments at EVTI to instill confidence in management’s execution skills

•	Reinforce execution capabilities by carefully setting strategic and operational milestones and highlighting the company’s performance relative to those milestones

Increase trading liquidity through increased interest in the EVTI story.

•	Implement an aggressive outreach program to create demand at each stage of the company’s growth, reaching investment professionals through various channels of communication including face-to-face introductions, earnings conference calls and conferences

o	Stimulate interest among prospective institutional investors, targeting funds that have an appetite for illiquid, unknown micro-cap investments

o	Reach out and introduce the company to retail brokers through group meetings and relevant forums

o	Introduce the story to target sell side analysts to make them aware of the company and its growth strategy and cultivate sponsorship

o	Identify appropriate investor forums, both brokerage-sponsored and independent venues for attendance by company

•	Leverage public relations activities and trade show attendance to bolster interest among industry-specific investment professionals

•	Initiate a program of quarterly earnings conference calls between Q2 – Q4 2013 in order to create an audio archive of the company’s growth strategy, accomplishments and success in building a track record of execution capability

Two Greenbriar Court ♦ Holtsville, NY 11742 ♦ 516-317-8811 ♦ www.hartpartners.net

Create an interactive communication loop with the investment community.

•	Gather unfiltered reactions from participants after each investment community event to ensure management’s messages are understood and embraced, uncover concerns and adjust the marketing materials as necessary

Ensure an informed audience of investment professionals.

•	Collaborate with management to create a regular flow of news to highlight the accomplishment of business objectives, both financial and non-financial, for the investment community to monitor EVTI progress

•	Determine business model metrics and milestones to report against each quarter to strengthen confidence in management’s execution capabilities

•	Work with management in setting and controlling expectations

Maintain an accessible, responsive investor relations infrastructure.

•	Ensure that EVTI is applying best practices in managing investor inquiries and making information about the company available to interested investment professionals

As we learn more about EVTI and as developments unfold, we will re-examine both strategies and tactics. Our investor relations programs are custom-designed to suit a client’s circumstances and needs, and we may add or subtract elements from this proposed program. As your partners in investor relations, we are committed to maintaining an open dialogue with you to ensure that we are always working together toward achieving shared goals.

PROGRAM ELEMENTS (Below is a list of activities and tactics that HART PARTNERS will use to implement your program.)

•	Orientation Call/Meeting – This call/meeting represents an important first step toward establishing a strong working partnership between Hart Partners and management, and ensures that we are working collectively toward shared investor relations goals. Its purpose is to give Hart Partners an insider’s perspective on industry dynamics and management’s outlook on future growth and plans to achieve its objectives, and to learn more about management’s past dealings with the “Street”. Equipped with this knowledge, we will be able to help shape and evolve the company’s communications platform, its positioning, message set, and reportable metrics.

o	In preparation for the call/meeting, Hart Partners will prepare an agenda, outlining topics for discussion, including EVTI business fundamentals, long-term growth strategy and business model; immediately afterward, we will submit a program plan that lays out a detailed schedule of activities for the next ninety (90) days, and follow this with a similar plan for the second ninety (90) days, and so on.

•	Marketing Materials – HART PARTNERS will review EVTI’s investor presentation to ensure that it properly shapes the story, encapsulating a strong, current investment thesis and supporting messages, and consider ways to enhance the content, images and flow, if appropriate. We will also review the fact sheet and revise the document to conform to the messaging contained in the investor presentation. Finally, we will take a look at the information kit and investor relations section of the web site and make suggestions as appropriate to ensure both meet investor relations best practices and regulations in the U.S. That said, we will task ourselves with keeping up to date with the latest features in web site design and changing regulatory requirements for disclosure.

Two Greenbriar Court ♦ Holtsville, NY 11742 ♦ 516-317-8811 ♦ www.hartpartners.net

•	News Releases – HART PARTNERS will assist EVTI in identifying activities and accomplishments that warrant public disclosure. These announcements will include quarterly financial results and other news that demonstrates the company’s strategic progress, particularly new customer wins. In addition, we will want to continue to raise visibility for management’s attendance at trade shows, industry symposiums and investor forums. We will strategize with management on the content and timing of these releases. In addition, we will craft the releases to support the investor message set and positioning, and to ensure the structure and content satisfies investment professionals’ information needs while conforming to disclosure rules and best practices. When discussing press releases, HART PARTNERS will advise management to ensure that Reg. FD is upheld.

o	Quarterly Earnings Announcement – Because the “Street” has been conditioned to rely on quarterly earnings announcements for receiving management’s progress report, these releases need to be prepared with great care, with respect to both reporting the prior quarter’s financial results and operational activities and to characterizing the forward-looking opportunities and goals. For that reason, HART PARTNERS devotes a considerable amount of time each quarter to collaborating with management on the objectives of the quarterly report, message development and expectations management.

•	Investment Community Outreach – HART PARTNERS envisions a systematic program of meetings with members of the investment community supplemented by opportunistic meetings that leverage management’s business travel.

o	Targeting. We will perform targeting exercises that filter for an agreed-upon set of criteria, including market capitalization, funds that invest in companies with similar business fundamentals, peer company holdings, etc.; and we will assemble lists of prospective investors utilizing our proprietary database of investment community contacts, and other sources

o	Meetings. We recommend, at a minimum, setting aside two days each quarter for road shows during which management will meet prospective high quality, pre-screened investment professionals

•	For each road show HART PARTNERS will suggest the locations, pre-market the meetings through telephone and email outreach and distribution of the corporate fact sheet and investor kits, arrange the itinerary, provide background on individuals/firms and, if appropriate, accompany management. Our target audiences will include:

•	Micro- and small-cap funds that invest in the Technology sector and generalists who have an appetite for undiscovered growth stories

•	Industry-specific research analysts at investment banking firms and independent research boutiques, and broker/dealers that cover micro/small-cap growth companies

•	Institutional brokers known to take an interest in marketing a solid growth story independent of research coverage from the brokerage firm’s analyst

•	Retail brokers

•	Following each roadshow, HART PARTNERS will capture responses and sentiments from meeting participants. We will collect impressions about the strengths and weaknesses of the company’s story, probe for issues and concerns, and assess the company’s current and potential valuation as well as its’ valuation drivers. Additionally, we will obtain comments about management’s delivery and the effectiveness of the corporate presentation. After conducting each survey, we will submit a report on a timely basis summarizing our findings and make recommendations.

Two Greenbriar Court ♦ Holtsville, NY 11742 ♦ 516-317-8811 ♦ www.hartpartners.net

•	In addition, as part of our marketing activities, HART PARTNERS will build interest in EVTI among target audiences through a variety of mechanisms

o	We will market EVTI directly to prospective investors

o	We will push news to target audiences to ensure that they are kept up to date on important corporate developments

o	We will identify and suggest opportunities for management to present at investment conferences, both brokerage-sponsored and independent forums

o	We will leverage management’s time at trade shows that target analysts and investors who are likely to attend, and when appropriate, we will develop event specific target lists, create awareness of management’s attendance at the event and arrange a schedule of introductions

•	In-bound inquiry management

o	We will qualify in-bound investor inquiries and requests for meetings

o	We will also handle all routine telephone, e-mail and written inquiries on the company, forwarding information kits and adding contacts to the fax or e-mail list, as appropriate

•	Strategic Counsel – In all that we do, it is incumbent on your HART PARTNERS team to keep our eye on the big picture, to counsel management on strategic investor relations issues (corporate governance, investor relations best practices, material disclosure, timing and content of major corporate announcements), program activities and opportunities, and to effectively handle unexpected issues – all on a consistent basis. We pride ourselves on providing responses and recommendations that are grounded in extensive knowledge of Wall Street behavior and investor sentiment.

o	Capital Raises - As appropriate, to support EVTI’s financing needs, we are prepared to arrange meetings with appropriate investment bankers, provide guidance to management in the banking selection process and behind-the-scenes counsel as management moves forward with a transaction.

•	Financial Media – For the most important company announcements (e.g., exceptional financial performance, strategic business developments), HART PARTNERS will implement a proactive media relations strategy to gain widespread and favorable visibility in the financial press. We may utilize a variety of techniques, including advance-exclusives and journalist pre-briefings, in pursuit of our media goals.

Two Greenbriar Court ♦ Holtsville, NY 11742 ♦ 516-317-8811 ♦ www.hartpartners.net

Administration & Account Management

•	HART PARTNERS Team – Implementation of this program will be the responsibility of Sanford Diday and Jeff Hart, and they will serve as your primary agency contacts. Jeff Hart will have direct oversight responsibility for the program implementation, Sanford Diday will handle the program tactics and the day-to-day activities, and both will provide investor relations counsel.

•	Update Meetings – Although we are typically in frequent contact with our clients, we recommend arranging periodic conference calls during which our team shares our thoughts on the program, issues and opportunities, and you update us on developments at the company.

COMPENSATION

Hart Partners shall be engaged for an initial term of one (1) year (twelve months). Either party may terminate the engagement, by written notice to the other, for any reason, exactly six (6) months after the commencement of the initial term. In the absence of such a six (6) month termination, the parties will endeavor to renew the engagement for one or more successive one year terms, subject to agreement on terms to be negotiated and agreed upon at least ninety (90) days prior to the end of the existing term. In the event of a failure to reach agreement on renewal terms for any reason for any such one year renewal period, the engagement shall terminate. Upon any termination, EVTI’s obligation to make monthly cash payments to Hart Partners for periods subsequent to the termination date shall cease. During the initial twelve (12) month engagement period EVTI shall issue Hart Partners a total of fifty thousand (50,000) restricted rule 144 stock broken into two six month tranches of twenty-five thousand (25,000) shares each. EVTI shall pay an initial cash fee to Hart Partners of $10,000 to cover the first three months of the full twelve month agreement, and, twenty-five thousand shares of restricted rule 144 EVTI stock to cover the first six months of the agreement, payable upon execution if this agreement. Each month thereafter a monthly retainer of $3,333.33 per month shall be paid, unless or until such time as EVTI has raised aggregate financing of a minimum of $3,000,000.00 (the “Minimum Funding”) through the sale of its equity securities, at which time (beginning the first month following the closing of such a transaction), EVTI’s monthly retainer will be $7,500. Upon the anniversary of the first six month term, and before the beginning of the second six month term, EVTI will issue to Hart Partners the remaining tranche of twenty-five thousand (25,000) shares of its restricted rule 144 stock.

HART PARTNERS shall also be reimbursed for customary out-of-pocket expenses (e.g., commercial newswire distribution, phone, fax, etc., done with client approval) billed at cost and reflective of any HART PARTNERS vendor discount. HART PARTERS will not bill out of pocket expenses that do not exceed $20.

PROPOSAL:

•	Initiation = $10K (covers 1st three months) + 25K shares (restricted rule 144)(covers 1st six months)
•	Pre-Raise Monthly = $3,333.33K (until completion of financing)
•	Post-Raise Monthly = $7,500 (post-financing, for remaining months)
•	Stock - 2nd Tranche = 25K shares (restricted rule 144) (cover 2nd six months)

confidentiality

Each of the parties to this Proposal agrees to maintain the confidentiality of the terms of this Proposal and the activities contemplated hereunder (the “Activities”), and not to use any Confidential Information it may receive from or learn about the other party for any purpose other than to consummate the Activities. Further, no disclosure of any information concerning this Proposal, the Activities or any Confidential Information delivered by either party to the other pursuant to this Proposal in connection with the Activities shall be disclosed to any other person unless and until such other person shall have first executed and delivered a written confidentiality agreement by which such person agrees to hold in confidence such Confidential Information, which obligation shall continue indefinitely, except as required by federal and/or state securities laws.

Two Greenbriar Court ♦ Holtsville, NY 11742 ♦ 516-317-8811 ♦ www.hartpartners.net

For purposes of the foregoing, Confidential Information is information that is non-public, confidential or proprietary information of the disclosing party, including, without limitation, information related to the disclosing party’s business strategy, product and service offerings, pricing structure, business plans, projections, customers, technology, intellectual property, trade secrets (as defined under applicable law) and other financial and non-financial information and technical and nontechnical information and data, whether or not such information is marked “Confidential” or described as confidential at the time of its disclosure to recipient.

Confidential Information does not include information known to the recipient prior to its disclosure to the recipient, information which is now in or hereafter comes into the general public domain without breach of this Proposal and through no fault, error or omission of or by recipient, or information which is required to be disclosed pursuant to a judicial or governmental order, or any federal, state or local law.

Evaluation & Measurement

While the success of an investor relations program can be impacted by many factors, over which we have little or no control, we gauge our progress by periodically examining:

✓	Changes that have occurred in the company’s industry or business that may impact, positively or negatively, the company’s growth potential
✓	Capital market conditions
✓	Receptivity to the story

On a quarterly basis, we will also look at the following subjective evaluation criteria:

✓	Were agree-upon program objectives met?
✓	Was management’s time used effectively?
✓	Accessibility of team members
✓	Quality of client deliverables
✓	Efficient implementation of program plan
✓	Improved Street perceptions
✓	Institutional ownership – changes in existing positions, new investors, retaining shares
✓	Initiation of analyst coverage

To ensure ongoing formalized communication regarding program progress, HART PARTNERS will provide a Quarterly Written Activity Report (WAR Report) (an objective assessment of performance based upon the above-mentioned factors) to EVTI’s management.

Two Greenbriar Court ♦ Holtsville, NY 11742 ♦ 516-317-8811 ♦ www.hartpartners.net

SERVICES:

The services to be provided by Hart Partners hereunder include the following at no extra cost unless otherwise indicated.

o	Institutional messaging/positioning/marketing + Retail pre-raise messaging/positioning/marketing (includes writing/editing all PRs, marketing collateral, and/or other market communications)

o	Institutional road shows

o	Retail road shows

o	Initial retail IR - after-market support

o	Initial institutional IR - after-market support

o	Follow on Social Media support and monitoring

o	Investment banking introduction/advisory

o	Investor relations Web/Mobile & Social Media needs review, advisory

Regards,

Jeffrey S. Hart

Owner/CEO

Hart Partners, LLC

516-317-8811 (c)

Sanford Diday

Managing Partner

Hart Partners, LLC

407-808-4879 (c)

Two Greenbriar Court ♦ Holtsville, NY 11742 ♦ 516-317-8811 ♦ www.hartpartners.net